{FILED
{IN THE OFFICE OF THE
{SECRETARY OF STATE OF THE
{STATE OF NEVADA
{NOVEMBER 6, 1997
{C2923-70
{/s/Dean Heller
{DEAN HELLER, SECRETARY OF STATE



                     CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                             (After Issuance ot Steck)   Filed by:

                                   Negate Systems. Inc.
                                   Name of Corporation

We the undersigned Beth Hackathorn Gallegos, President or Vice President, and Arthur Hackathorn, Secretary or Assistant Secretary of Negate Systems, Inc., Name of Corporation

do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened, held on the 18th day of May, 1997, adopted a resolution to amend the original articles as follows:

Article One   is hereby amended to read as follows:
Article One   the name of the corporation is: Champion Ventures, Inc.
Article Three  is hereby amended to read as follows:

Article Three. The number of shares which the Company is authorized to issue is ONE HUNDRED MILLION (100,000,000) shares of common stock with a par value of $0.01 per share.

The number of shares of the corporation outstanding and entitled to vote on an amendmentto the Articles of Incorporation is 13,094,447; that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.


/s/Beth Hackathorn Gallegos
President or Vice President

/s/Arthur W. Hackathorn
Secretary or Assistant Secretary



State of Colorado )
                  ) ss.
County of Denver  )

On 9/29/97, personally appeared before me, a Notary Public, Beth Hackathorn, Arthur W. Hackathorn, who ackowledged that they executed the above instrument.

/s/Judith L. Browne

(Notary Stamp or Seal printed)

My Commission expires:
7/2/2001


{Receipt No. FY9800019939}
{JOHNSON, ALLEN, JONES & DORNBL}
{10/07/1997          75.00}
{REC'D BY SH}